Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

EVENT DATE/TIME: MAY 09, 2013 / 01:00PM GMT

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting, Inc. - IR and Corporate Communications

Jack Dunn FTI Consulting, Inc. - Pres and CEO

Roger Carlile FTI Consulting, Inc. - EVP and CFO

Dennis Shaughnessy FTI Consulting, Inc. - Chairman

David Bannister FTI Consulting, Inc. - EVP and Chairman, North America

CONFERENCE CALL PARTICIPANTS

Kevin McVeigh Macquarie Research - Analyst

Tobey Sommer SunTrust Robinson Humphrey - Analyst

Jeff Rossetti Janney Montgomery Scott - Analyst

Tim McHugh William Blair & Company - Analyst

David Gold Sidoti & Company - Analyst

Randy Reece Avondale Partners - Analyst

Bill Sutherland Northland Capital Markets - Analyst

Ato Garrett Deutsche Bank - Analyst

PRESENTATION

Operator

Good day and welcome to the FTI Consulting first-quarter 2013 earnings conference call. As a reminder today’s call is being recorded. Now for opening remarks and instructions, I would like to turn the conference over to Ms. Mollie Hawkes of FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting, Inc. - IR and Corporate Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s first-quarter 2013 results as reported this morning. Management will begin with formal remarks after which we’ll take your questions.

Before we begin I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results, and performance expectations, plans or intentions relating to financial performance, acquisitions, business trends, and other information or other matters that are not historical, including statements regarding estimates of our future financial results.

For a discussion of the risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor Statement and the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and forward-looking information in our most recent Form 10-K and in our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial pressures such as adjusted EBITDA, adjusted segment EBITDA, adjusted earnings per share and adjusted net income. For a discussion of these non-GAAP financial measures as well as our reconciliation of these non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release we issued this morning.

With these formalities out of the way, I would like to turn the call over to Jack Dunn, President and Chief Executive Officer of FTI Consulting. Please go ahead, Jack.

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting, Inc. - Pres and CEO

Thank you, Mollie, and thank you, everyone, for joining us today to discuss our first-quarter results. With me on the call are Dennis Shaughnessy, our Chairman, Roger Carlile, our Chief Financial Officer, and David Bannister, our Chairman of North America.

Earlier today we announced our results and by now I hope all of you have had a chance to review them. If not, as Mollie said, they can be found on our website at www.fticonsulting.com.

For the quarter, revenues increased 3% year over year to a first-quarter record of $407.2 million. Adjusted earnings-per-share of $0.59 were up 37% year over year on adjusted EBITDA of $59.3 million, improved 10% year over year. Our record first-quarter revenues results were driven by 15% year-over-year increase in our market-leading Economic Consulting segment. We also benefited from the strong contribution of strategic acquisitions in our Corporate Finance/Restructuring practice in Asia Pacific and their telecommunications, media and technology practice.

As is our custom, rather than reprise the press release I will briefly give a few thoughts on what we believe are the key takeaways from the quarter, turn it over to Roger to discuss our first-quarter tax rate and the changes that occurred in our segment reporting structure during the quarter and then turn it back to the audience for your questions.

In Economic Consulting, the story was itself the strong performance, which was spectacular. That performance was also strong across all of our Economic Consulting practices, and we have seen this strength continue into the second quarter. First-quarter revenues of $115.2 million increased 15% year over year and were driven by strong demand and higher average bill rates in our financial economics and antitrust practices as well as our European international arbitration, regulatory and IP evaluation practices.

Most interesting, despite reports of a weak M&A market by most of our competitors, our antitrust practice and competition practice experienced increases in M&A-related business during the quarter and engagements for — that we have secured in the past also began to quicken a bit. Our regulatory work remained vigorous and we saw particular strength in our residential mortgage-backed securities engagements.

In international arbitration, revenues were driven by an uptick in activity coupled with some reduction in pricing pressure from the levels we had seen historically, a testament to the first-class reputation of our professionals. We saw particular strength in the energy and telecommunications sectors as our Economic Consulting professionals continued to enhance our expertise, depth and global presence in these highly regulated industries.

Energy is clearly going to be a growth industry for our firm. In Economic Consulting, we added energy engagements in the United States and Europe. We also benefited from our cross practice offerings as the professionals in Economic Consulting continued to collaborate with our Strategic Communications and Corporate Finance/Restructuring colleagues to serve this dynamic industry. We have experienced strong demand for our regulatory services in the pipeline space, and in Europe there is a robust activity around the subject of shale gas.

Looking forward, we will shift our focus of policy regulation as there is a tremendous amount of new gas being discovered that needs policy in place across a broad spectrum. Also worth noting, earlier this month after the quarter we added to our renowned team with the acquisition of Princeton Economics Group. We have worked extensively with the Princeton group over the years on a variety of high-profile antitrust matters. This transaction is a marriage of two organizations that share the same values and commitment to cutting-edge economic analyses. We are thrilled to welcome such an elite group of renowned economists to our team including Peter Bronsteen, Kenneth Elzinga and John Bigelow.

In Corporate Finance/Restructuring, first-quarter revenues of $99.1 million increased 2%. Revenue increases were driven by contributions from successful tuck-in acquisitions in Asia Pacific and in our telecommunications, media and technology group and by a great performance by our UK restructuring practice.

During the second quarter, we also announced the acquisition of Taylor Woodings, an Australian specialist corporate advisory firm focused on corporate recovery, restructuring, advisory and forensic services. Taylor Woodings is an exceptional complement to our existing business and takes us also into the forensic area which we think will be an important addition to our repertoire as we also develop technology out in Asia Pacific.

In Forensic and Litigation Consulting, first-quarter revenues of $100.7 million decreased 3% year over year. The segment’s global risk and investigations practice and global construction practice remained particularly strong, while we saw lower results from our global data enterprise analytics practice and our core North American practice.

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

In Technology, we not only maintained but we increased margins despite continued declines in certain large litigation and investigation-related matters. We also were able to do this despite increasing our investment in our sales and marketing efforts.

In Strategic Communications, we saw continued excellent performance in energy. And we are very enthusiastic about our prospects there.

The recent acquisition of the C2 Group, a highly regarded bipartisan government relations and lobbying firm based in Washington, DC, took place after the quarter or at the end. And as the intersection of business, government and regulations continues to accelerate, we believe this acquisition will bear fruit, not only in the US, but globally as we develop more of a practice.

From a geographic perspective, Asia-Pacific revenues increased 23% year over year. The increase was largely driven by Corporate Finance restructuring. As we mentioned, the segment benefited from the acquisition of KMQ in Australia. More importantly, as we mentioned, the recent acquisition of KMQ and Taylor Woodings are a broader strategic significance to FTI as we aim to further enhance our presence in this attractive market. We now have Corporate Finance/Restructuring professionals in Sydney, Melbourne, Perth and Brisbane. The footprint will serve as a strong foundation as we build out our Forensic and Litigation Consulting and Technology offerings.

The expanded network also promotes synergies with our established Strategic Communications colleagues in Australia.

In EMEA revenues increased 4% year over year. Revenue was driven by double-digit year-over-year increases in our Corporate Finance/Restructuring, Economic Consulting and Technology segments. Of particular note was the uptick in demand for our Europe-based energy engagements during the quarter.

In North America where revenues increased 2% year over year, as I said, Economic Consulting was the story. And in Latin America, where revenues declined 6% year over year, we saw a demand for our Forensic and Litigation Consulting services in Brazil be quite solid and we believe that Brazil as well as Mexico will be bright spots for us in the upcoming quarters.

Now over to Roger.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Thank you, Jack. Our first-quarter adjusted earnings per share benefited from a favorable resolution of a previously reserved tax position which resolved during the tax audit process during the first quarter. This favorable tax adjustment positively impacted the adjusted earnings-per-share by $0.06 per share. The impact of this tax adjustment was foreseen and was included in our 2013 earnings guidance we provided during our February call. Our effective tax rate is anticipated to return to approximately 37% in the remaining 2013 quarters.

Turning to our health solutions practice which you now notice we are reporting differently, as we have discussed in the past, FTI Consulting is excited about the growing opportunity to serve clients in the healthcare industry. Our professionals are focused on providing services for providers, payers and physician groups as they deal with the challenges caused by the changing healthcare landscape including the current challenges created by the dramatic transformations occurring in healthcare regulation. In our ongoing efforts to expand our position in this important industry and extend our capabilities to more broadly assist our clients, we combined the approximately 200 professionals serving clients in this industry from both our Corporate Finance/Restructuring and our Forensic and Litigation Consulting segment, combined into one operating practice.

Combined, our new healthcare solutions practice now consists of over 200 professionals dedicated to serving clients in this growth industry. As of January 1, 2013, the Company’s health solutions practice is now included in its entirety in the Forensic and Litigation Consulting segment, including the portion that was previously included in the Corporate Finance/Restructuring segment. As a result both the current year and prior year information provided in our press release and the 10-Q that we will file today include all of health solutions in Forensic and Litigation Consulting.

Additionally, segment financial data for the years 2010, 2011, and 2012 will be available in a Form 8-K to be filed on or about May 21 of this year in advance of our public registration of our 2022 Senior Notes issued in November of last year. For the quarter the inclusion of the health solutions practice within the Forensic and Litigation Consulting segment resulted in a reduction of Corporate Finance/Restructuring revenue for the first quarter of about $17.6 million and an increase in the adjusted segment EBITDA of that segment by 148 basis points.

In the Forensic and Litigation Consulting segment, the inclusion resulted in an increase of revenues of $17.6 million and a decrease in their adjusted segment EBITDA margin of 70 basis points.

With that, Jack, I will turn it back to you.

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting, Inc. - Pres and CEO

Okay, at this point then we would like to turn it over for your questions.

QUESTION AND ANSWER

Operator

(Operator instructions). Kevin McVeigh, Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

Particularly on the bill rates in FLC and Economics, any sense of the sustainability what drove that? And was there any impact in terms of the recapture from the healthcare segment that kind of impacted FLC or Corporate Finance? Just a real nice job there.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Kevin, with respect to the bill rates for Forensic and Litigation Consulting, the increase you are seeing there for the most part is a professional mix of ours. While we increased our bill rates each year, those increased on a rack rate basis and a net rate basis more in the 3% to 3.5% range, whereas the adjustments you see in that quarter-over-quarter rate has more to do with more hours by our senior professionals in the mix as compared to the prior year.

And in Economic Consulting, you have a little bit of that, but obvious we had mentioned in the past, Economic Consulting does have pricing power as compared to the other segments and they were able to raise their rates twice in the prior year. So you have more of a rate increase in effect there.

Kevin McVeigh - Macquarie Research - Analyst

Understood. And, Roger, I think over the course of the call you mentioned you are positively three times, do you think we are at the turning point in Europe here? Or any sense as to — it is interesting because it seems like you folks are seeing some real nice momentum there and that is kind of counter to what a lot of folks are saying so just any thoughts around that would be helpful too.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes, hi, it’s Dennis. One — it might be positive for us, I’m not sure it is still positive in Europe. Our restructuring group had an outstanding first quarter and so, clearly, if you want a Pyrrhic victory, then I guess you could turn around and say, we benefit — we are benefiting in that group from the stress that a lot of companies are experiencing now here in Europe.

On more of a positive macro note, as Jack said, we have broadened our energy practice significantly and are taking a leadership role with a bunch of petroleum companies in the area of shale oil and fracking and, clearly, it has become just as an aggressively argued topic over in Europe as it is — we are actually sitting in London today — over here as it is over in the States and so we have benefited by a lot of retained work in those two areas. So I would say good news for FTI, but I think you could call it sort of a mixed bag maybe.

If you are looking for us to represent a macro trend here I would say that it would be hard to read except for the fact that Restructuring had a very good quarter.

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

Kevin McVeigh - Macquarie Research - Analyst

Great. Thank you. Nice job.

Operator

Tobey Sommer, SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you. What are the trends you are seeing in terms of new business and other domestic restructuring? Just curious what the trends are like there, whether you had previously thought we maybe were at a quarter range that’s had some predictability to it. Just wondering if that is still the case.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

You ended up fairly close to last year’s number when you restate backwards for healthcare. So I think we were — we are around a sustainable trend. I think, again, it is a global practice and all parts of the world aren’t acting the same. I think, domestically, I would say we are seeing Restructuring continue on a downward trend versus what it was in the last three to four years. I think the liquidity that is in the market clearly is either delaying or allaying some of those stresses. There are industry sectors that might defy that, but right now we would view the domestic market as still in a decline. The default rates are, I think, at historic lows and then I think that is offset by the stress in certain industry groups.

For example in Australia, the extraction industry has come under a lot of stress given the pullback in demand from China and other areas. And as we have already stated, we had an excellent first quarter in Restructuring here in Europe. David.

David Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

It’s Dave Bannister. The other thing I would point out is and sometimes we fail to mention is our Corporate Finance business includes many practices that are not restructuring now. So for example, our TMT business, our telecommunications, media and technology business. Substantially all of that business in this quarter had nothing to do with restructuring. It had to do with process improvement, it had to do with post-merger integration, it had to do with services that are not affected by the bankruptcy cycle. And that is a pretty good-sized business for us now. That is probably a $60-ish million run rate business.

So we have a number of services that are not — that are housed in Corporate Finance that are not restructured.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Thank you very much for the color. In the Technology space over the last several quarters we have talked about how you had a couple extraordinarily large engagements that were moderating. Could you give us some color on where we sit, relative to those engagements?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes, there were two large ones. Most of you have read about them and one, I think, has effectively ended. There may be some very small residual billings so that would be behind us. The other one is in a precipitous decline. There was revenues in the quarter from it at a much lower rate than we had experienced in the past and we would expect those revenues to decline significantly quarter to quarter for the next two quarters to where, at best, you might have some small maintenance charges in there. But those assignments will be over.

Our guys have done an excellent job of staying level by replacing what ended up being the largest engagement we ever had with a lot of new work, some of which is now building into some significant scale, not approaching where these two assignments were, but they are becoming serious assignments and I think that we are cautiously optimistic that the business is going to be coming in at a rate that will push in some of this decline. But we will see a decline here. It’s impossible not to see it, short of a very sort of serendipitous event occurring.

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Just two other questions for me. Do you have an expectation for where you will take headcount this year in terms of growth whether it is through lift outs of small groups for organic one-off hires? And then, do you expect to continue to repurchase shares in the methodical fashion that you had the last couple of quarters?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

I think you would, again, I think you’ll see headcount adjust and maybe a net addition by the end of the year. As Jack said, we have already this year closed three significant acquisitions for us as far as either broadening geography or broadening a skill set. And so by definition, you are adding headcount there. Econ is extremely busy and they are busy pretty much across all their offerings and I think as we have consistently said, a lot of the work is prospective deals and so, therefore, if the moons align right for whatever reason either the markets or whatever fiscal holdbacks might be out there get either diminished, then we would expect a bunch of these deals to mature. In which case they are going to be very busy.

We are looking to add capacity across the board in a lot of these areas. And so I think net net, in other words, you may see some segments stay flat and maybe see a slight decline in headcount while others go up significantly. And I think that is the way the Company is structured.

It is our plan to continue to use our share repurchase authorization. We have no plans to accelerate that beyond the pace that you are seeing in the market now.

Operator

Joe Foresi, Janney Montgomery Scott.

Jeff Rossetti - Janney Montgomery Scott - Analyst

This is Jeff Rossetti on for Joe. Just a question about the M&A lifecycle with respect to your business segments. With the strength that you had in the economic consulting, have you started to see some of the flow-through in technology with second request work and has that started to impact your Strategic Communications segment yet?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

We have some interesting assignments in Strategic Communications on a few notable transactions that you guys are seeing in the papers. We have not felt an impact yet on second requests. Again most of the work we are doing on these M&A assignments in Econ have not come to the fruition of actually public announcement and therefore you would not have Hart-Scott-Rodino running until the public announcement and that is when you would get the second request.

Jeff Rossetti - Janney Montgomery Scott - Analyst

Okay. And just on the acquisition that you have announced so far, thinking in the release you had mentioned maybe about $15 million so far in payments. Are the multiples that you are paying, is it something traditional around one-time revenue? Just trying to get a sense for with the Princeton Economics announcement, what we can anticipate going forward.

David Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

The Princeton Economics — it’s Dave Bannister — the Princeton Economics transaction was more akin to a group hire and, in fact, took that form. So it did not have significant upfront consideration when it has salaries and bonuses and other compensation. The other acquisitions done either in the quarter or at the end of the quarter would have purchase prices consistent with our historical experience, probably a little bit on the lower side from a — a lower multiple side on the earnings side because they are relatively small businesses. And on a revenue basis that will be consistent.

Jeff Rossetti - Janney Montgomery Scott - Analyst

All right. Thank you very much.

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

Operator

Tim McHugh, William Blair & Company.

Tim McHugh - William Blair & Company - Analyst

First on the Technology business. Can you just — I guess you gave us some color on the large cases winding up or winding down. Do you have a sense for — I guess what is the underlying business if we excluded those? Is it seeing decent growth? I know it is hard to maybe to splice them up, but trying to get a sense of the underlying trend there.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Well, we have definitely seen decent growth because you are replacing two of the biggest [piece of businesses] we have ever had in the history of the Company. In fact, the one that was the biggest. So just by starting to refill that, you are having to have a lot of new growth.

Nothing has approached those two in scale. Several are building each quarter and could turn into significant and a lot of the new ones yet are basically just in their infancy as far as trying to predict the magnitude. But the answer is, they are having a good new business closing rate and it remains to be seen, though, how many of these — tough in the beginning of these assignments when you start going in to understand the eventual build-up rate of billing and then the duration until you sort of get a couple of quarters under your belt.

So the answer is lots of activity, lots of wins, too early to tell what the run rate off of some of them would be. Some of them are looking promising that we [won and closed] last year.

Tim McHugh - William Blair & Company - Analyst

And then I wanted to dig in on the margins a little. The — first, I guess the corporate expenses were down a lot year over year. And I know last year was kind of an abnormally high number somewhat, but as we think about the year, how should we think about corporate expenses for the year? Should — can they be down for this year on a full-year basis?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Essentially, the net answer because of the acquisitions is no. As you rightly recall that last year in the first quarter we were talking about a number of things that we did in that quarter that added to our SG&A expense that would not recur and, of course, did not recur in this quarter. So in that regard that is a permanent reduction. And as Jack mentioned in his commentary, we are — continue to analyze how we have integrated our businesses and some of the operational processes looking for cost savings and we have been successful there as well.

However with the additions late last year of KMQ and Salter and then with C2 and Taylor Woodings, the expenses that we have to support those add to SG&A. So I think that in terms, I would look at that two ways. First of all in terms of corporate expenses the way you thought of that, I think we have got — you are probably going to see that go back up so that the run rate for the year would be about $2 million less than it would have been if you annualized this quarter — to be honest, more if you annualize this quarter. On a total basis for the Company, I think you are looking at a run rate back up to what it was last year for the remainder of the quarter.

So you had everything all in on a consolidated basis of $103 million. I think you’re going to look at around $103 million in total for the forward year. Some of that is up in the segments because of the acquisitions and corporate would be down about $2 million annually off those run rates.

Tim McHugh - William Blair & Company - Analyst

Okay. I guess if we look at some of the segment restructuring, revenue was — it was up a little or kind of flattish, without the acquisitions. What — but yet margins were down. I know you moved some things but it still looked like margins were down a decent amount. Is that a mix shift or — in terms of where the revenue was coming from or is there something else affecting it?

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Well, I think again I think some of the geographic businesses offshore that are growing and maturing, getting scale that they don’t have the same margins that we traditionally have in restructuring in the US where it is a more mature business. Secondly, some of the non-distress work which is again growing is becoming more important [the non facility] command, the size market of distress crisis-driven work. So I think it is a combination of geographic mix against a slow to somewhat declining restructuring market in the US and then the impact on the business from non-distress work, some of which has extremely high margins, some of which doesn’t have as high. And so on average it might look a little lower than prices. So that is a-long winded way of saying it is mixed.

Tim McHugh - William Blair & Company - Analyst

Okay. That’s helpful, thanks.

Operator

David Gold, Sidoti.

David Gold - Sidoti & Company - Analyst

Good morning. Couple quick questions. First, on the economic side, with utilization of 89%, you are doing a heck of a much better job than many of the competitors or if not all of the ones that we are aware of. And just couple of questions around that. First from a hiring perspective, it is — is it as simple as doing tuck-ins there or presumably as I said just finding more of the right people? Or would you think about doing a larger acquisition given that — let’s just say I mean your results are much better than some of the other industry folks.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

I — that’s — that’s a hell of a good question. I think on a hiring basis we are benefiting from just what I would call just top of the market gold standard intellectual symmetry — synergies. We feel we have put together the finest group of economists in the world and they are a magnet to attract more people, as Jack talked about the Princeton Economics Group, these are outstanding practitioners and we are delighted to have them become affiliated with us.

So I guess, number one, it is a very attractive place to be a partner with the peers that we have working on that and, clearly, there are lots of opportunities that are driven by that peer group for new people to come in and work on. I think this — you have a halo effect from younger people coming in to support them. I mean these are the top of the market people here in Europe where we are sitting today and back in the States.

And so it has been — it has not been a challenge for them to bring in the best and the brightest who want to spend time working with them, supporting them, doing a lot of research and model building.

As far as an external move is concerned, we are always interested in value. I think that as you know, David, we are not afraid to do bigger deals. We have done them before. But I think there has to be a compelling strategic reason and that would have to be a complementary enhancement of quality or possibly taking us into a different aspect of economics — one that we are already very dominant in would be a little hard to justify anything but sort of a bargain price to add more capacity.

David Gold - Sidoti & Company - Analyst

Got you. Okay, fair. But to say, so, short of that we should expect a bit more hiring and presumably maybe some more tuck-ins in that area.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes.

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

David Gold - Sidoti & Company - Analyst

Perfect. Thanks so much.

Operator

Randy Reece, Avondale Partners.

Randy Reece - Avondale Partners - Analyst

Good morning. Clearly I am going to have to start thinking about your Econ business in a different way. Maybe we could just talk a little bit about how the curve works here. When you see these engagements work and how they flow over time and what indication we get from what is going on now and how it reflects on expectations for future quarters.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

You have got about four — and I am going to try to answer the question for you — but you have got about four major practice areas that are all benefiting from increased demand. One I think we touched on quite a bit and that’s competition and that is driven by M&A. In this case it is predominantly, prospective M&A although our guys were involved in two of the more notable deals that you have been reading about in the last 12 months that have been somewhat contentious.

Competition benefits from M&A, but also benefits from stepped-up governmental inquiry and stepped-up governmental regulatory efforts. So we are clearly busier here in Europe and also back in the States as a result of increased governmental intervention or investigation and action in regards to a wide variety of competition issues.

International arbitration is becoming a venue of choice for many global companies to settle disputes especially as they pertain to non-US operations. And our economists, I think we have something like 15 of the top 20 ranked experts in the international arbitration panel that has been set up by the big international law firms. So they are very busy in arbitration work in France, in Singapore and in the States.

And then finally, we are doing extremely well in what I would call high-stakes securities litigation.

So as you see a lot of litigation that has now matured, part of it might be the residual effects of all the mortgage-backed securities issues, the investigations, things like that that are now — sort of worked their way through the system to where now people who have lost money on a principal basis are suing civilly. We are in many of those cases and, again, the financial institutions as you’re well aware have been targets of lots of litigation related to a wide variety of activities and actions. And we are, I would say, at the forefront in a lot of the defense work in those litigations.

So it is sort of — the drivers are on all four. The duration just changes based on what we are talking about. The litigations will go on for a long time and have a long runway. Arbitration, I think to a certain extent, would track that, it is just a different venue, might be a little shorter.

And then the M&A side tends to be much quicker. You are either going to eventually do something or not do something and then when it does happen, both sides of the deal hope for a reasonably short window. 90 to maybe 180 days of activity to get the deals done. So the M&A side might be as short as 90 day types of assignments to maybe six months and the competition could look more like litigation to where there might be antitrust pricing issues, not competition issues. And again that could be everything from investigation, long discussions with governmental regulatory bodies and it eventually could end up in court. So that would have a longer runway. Shortest with the M&A. Longest would probably be the security cases with everything maybe falling in between.

Randy Reece - Avondale Partners - Analyst

Very good. Let’s say, how much of the business do you think is getting out of that rut? It has been in between having a growth catalyst or having kind of a negative or recession catalyst where you have been in between and it is not necessarily good for demand.

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Yes, well I think, people always ask how we route. We would rather route for more robust growth because it benefits more broadly everything we do.

I think restructuring in the States has been a fairly dormant practice for the last two years, and we don’t see anything on the horizon right now short of some specific industry challenges in retail and things like that that would tell us we should expect any kind of robust restructuring in the States.

On the other hand, you are as aware if not more than we are of what is going on over in Europe and there, I think, will benefit from the stresses of the economy and the stresses in the lending system over here are having on some of the corporate clients. And I think we are seeing the same thing in Australia which is one of the reasons we have made such a commitment to beef up capacity there, because we think the demand. So, geographically, I would say that if you just simply go by what our biggest market is in the States, we would say that we are not looking for a robust restructuring.

On the other hand, we don’t see a lot of macro drivers to the positive here in Europe and the States seem to still be in that 2% type of growth rate. Asia is doing well, Latin America slowed down a little bit but it snapped back actually pretty quickly the last two months.

So I am afraid we still feel that there is a bias more to the treading of water for the world economy which is probably not the greatest environment to be a consulting company in, but I think we firmly believe M&A is going to shake out. We have said this before and I don’t think we have changed our mind. There’s too much capital liquidity sitting on the books of these companies. There is the debt is at a historic low borrowing rates and most industries are not experiencing much, if any, organic growth.

So we think that a lot of the deals we are looking at, some of them are industry-changing potential deals, and if the triggers get pulled on them, I think it is only going to take a couple to start to stampede. I think the other thing to be cognizant of it is that there are a lot of giant private equity firms that have an awful lot of capital they have to deploy. And some of them are facing use it or lose it types of clauses in their funds where they have to put it out or they will lose the ability to pull it down and some of them just simply have had successful fund-raising, based on performance, and have to get the money to work.

So we think the velocity of capital investment should pick up in that takeover area and both would stimulate each other. More strategic combinations, I think, would accelerate private equity investment, more private equity successful deals will stimulate the strategics to pull the trigger.

So I think the backlog that we are seeing building, how busy the economists are is an optimistic note. But again as of yet, some of the most exciting ones that we are working on, they have not pulled the trigger. So we will just have to see.

Randy Reece - Avondale Partners - Analyst

Very good. Thank you very much.

Operator

Bill Sutherland, Northland Capital Markets.

Bill Sutherland - Northland Capital Markets - Analyst

Good morning. Dennis, while you are on that thought with the Econ group and M&A, does it feel to you like maybe it is just the scale of some of these? Are they stretching longer than they probably would in this planning process?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

I will ask everybody here to jump in. I think that a lot of it is the — I think the desire for companies to do deals is there and that is why we are being hired. I think the last thing they want to have happen is to be embarrassed and spend a lot of money and they can’t get the deals done. So I think they are doing their homework in advance rather than making the assumption the deals will go through and hire us when the deals come to fruition.

Your speculation and I would ask the guys sitting here with me about why they are not pulling the trigger — I think we can start with a wide variety of things, but I think there is a reluctance, call it the market, call it fiscal threats to the market, call it an embarrassment factor where you don’t want to see the market sell off significantly and you have got an exchange rate that looked great the day you put it on and it looks terrible four weeks, six weeks into a deal. Call it fear of governmental interference that could screw up market up. And anything else, guys?

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

David Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

It’s Dave Bannister. I have had the chance over the last few weeks or so to spend some time with some of the M&A bankers at places like Goldman, Morgan Stanley, what have you chatting on just that issue. What they would say from their perspective and they obviously tend to be involved in these things as well, sometimes at a slightly different level, is that it is hard to get Boards of Directors to pull the trigger right now on transactions that are significant or what have you because there doesn’t seem to be of benefit to hurry. There’s the stock markets aren’t recognizing the strategic kind of acquisitions in a friendly kind of the way. There’s a lot a share holder activism around returning capital as opposed to growing businesses strategically and so there is just a bit of a hesitancy to press ahead on some of these things.

Their view would be at the end of the day companies need to start growing and doing something when they don’t have significant organic growth opportunities in a 2% GDP economy that eventually companies will feel the need to get moving and get some growth in and expand their businesses and expand their capability. But there is a certain reticence.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

It’s Roger Carlile. Richard Fisher of the Dallas Federal Bank, Dallas Fed President spoke this week and he spoke on this issue. And what he said was that it was his opinion that there’s still a fair amount of uncertainty that business leaders face notwithstanding we have had some tax law changes in the United States. We have had the sequester occur. His view was is that business leaders are still uncertain as to exactly what taxation and tax rates are going to be in the future, exactly what government spending is going to be in the future and that all of that creates uncertainty in the market and it is hard for entities to price deals into that uncertainty because you don’t want to have overpaid to find out that the markets don’t act the way that you expect it to for your goods or services. So he was putting that some of this hesitancy squarely on the laps of Washington, DC, for those issues.

Bill Sutherland - Northland Capital Markets - Analyst

Good color. Thanks. On the last quarter call, you guys talked about the pricing pressures in Europe and you were going to — in the impact of margins, have you been able to offset any of that pressure or is there — do you think you will be able to — excuse me, (technical difficulty) another line.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

I am not sure I understood your question. Pricing pressure in Europe generally or for any given service segment?

Bill Sutherland - Northland Capital Markets - Analyst

I’m trying to remember which group you were maybe directly referring to. I think it might have been Corp Fin and you did mention that that was having an impact on your margins.

(multiple speakers)

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

I think generally speaking with respect to pricing, I think we probably had the same commentary at least on a global basis for a while which was that our economic consulting group has pricing power for the issues we have spoken about today and in the past that demand is good. The talent is strong, it attracts the cases that we have pricing power there. I think that is true whether you are talking about the — North America or the European markets in the UK. It is probably not, maybe a less strong in Europe and UK just because of the general economic environment, but still they have pricing power.

When you look at our other services, it varies a bit, but there’s — it is certainly very little or no pricing power to slight pricing power in those other segments. And I think that’s fairly universal except as we spoke about with corporate finance in Europe and EMEA, that region, as Dennis said earlier they have had a good quarter. They are performing well. And so there is — I don’t know if they call it pricing power, but there is probably a little better feel on that issue.

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

Bill Sutherland - Northland Capital Markets - Analyst

Okay, that’s improved then. And do you feel like the US Restructuring business is at a new normal or do you think it could tail off a bit more?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman

Again, I would say that classic Restructuring would not have an up year and probably would have a decline. The default rates and liquidity in the marketplace certainly argues that that would be the result in the States. It is being offset by non-distress business services that we are offering inside of that group. So a lot of these people can work on obviously distressed assignments as well as non-distressed. And so oftentimes that doesn’t yield you the same margin as you can imagine as a crisis type of assignment. But we would not be thinking that, in the US, barring some unforeseen event that you would have a frothy restructuring market this year.

Bill Sutherland - Northland Capital Markets - Analyst

And last since you are carving out healthcare here, a bit more — maybe you could talk about how you see the growth of that group, particular competencies maybe where you want to expand it?

David Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

It’s Dave Bannister. The health services or health solutions, as we call it, practice is a very important one for us. We are certainly smaller than some competitors in that business, but a very significant player nonetheless. We have pretty strong plans for that. That’s one of the reasons we put the group together and put up a [household] of people under one leader and a team of folks to really have them collaborate broadly across the service offerings to serve that industry. As you know, it represents somewhere between 17% and 20% of the GDP depending on what you include in the definition.

So and there it’s an industry that is faced with many, many challenges and problems whether it is Obamacare or Social Security and Medicaid or Medicare and simply just dramatically rising costs. So longer term we were pretty ambitious in that space and expect to be doing a number of things to grow that business aggressively.

Bill Sutherland - Northland Capital Markets - Analyst

Okay. Thanks, David, thanks, everybody.

Operator

Ato Garrett, Deutsche Bank.

Ato Garrett - Deutsche Bank - Analyst

Thank you. Previously you guys had mentioned a revenue run rate for the Corporate Finance/Restructuring segment being between about $100 million-$110 million and I was wondering as now given this transfer of the healthcare business, should we now think about that as coming down commensurately to about $85 million, $95 million?

David Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

The math would be as follows. That is a run rate that we have used historically. We have added two acquisitions. Between the two of them one was in the first quarter, one was would start the beginning of the second quarter, would add roughly $8 million-$12 million per quarter of revenue. So call it around $40 million a year of an increase in the run rate and a decrease of roughly [$68 million or $70 million] from the health services business being moved into — being reclassified into a different segment.

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

Ato Garrett - Deutsche Bank - Analyst

And that is on a manual basis the decline was roughly 68 — (multiple speakers)

David Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

Correct, it was $17 million for the quarter, wasn’t it, Roger?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Yes, exactly, David. One way to think about that is maybe to reconcile the other way which is with health solutions out of corporate finances numbers for the first quarter they were $99 million revenue, you add the $17 million to that, you are $116 million. So that put you right in — that $116 million, the way to think of that is we had said $100 million-$110 million. We added KMQ which, I think we gave guidance of around $5 million a quarter. So we are saying now $105 million-$115 million. And then if you put Taylor Woodings in that of roughly the same size, you would say you are around $110 million-$120 million. So that, back in the old reporting format you would have been $116 million right in the range of $110 million-$120 million. We have not restated what we think that is looking forward, given the current basis. But that is where it ramped for this quarter.

Ato Garrett - Deutsche Bank - Analyst

Got it. Great. Looking at the margins within the Technology division, it seemed we had a pretty good Q on Q decline there. Is that primarily due to the winding down of the two large engagements or is there additional pricing pressure that might have contributed to that as well?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Repeat which segment you referred to again.

Ato Garrett - Deutsche Bank - Analyst

Technology.

David Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

Technology and you said was (multiple speakers) (technical difficulty) I know and you said margins were down.

Ato Garrett - Deutsche Bank - Analyst

Yes, Q on Q.

David Bannister - FTI Consulting, Inc. - EVP and Chairman, North America

Don’t think so. I think they are up.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Yes, well, adjusted EBITDA margin went from 26.6% to 29.4% on the quarter.

Ato Garrett - Deutsche Bank - Analyst

All right. I must have misread that. Thank you.

MAY 09, 2013 / 01:00PM GMT, FCN - Q1 2013 FTI Consulting, Inc. Earnings Conference Call

Operator

At this time that will conclude our question-and-answer session. I would like to turn it back over to our speakers for any additional or closing remarks.

Jack Dunn - FTI Consulting, Inc. - Pres and CEO

Great. I just want to thank everybody for being with us this morning and we will look forward to speaking with you after the next quarter. Thank you.

Operator

Thank you. That will conclude today’s conference. We thank you for your participation.

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